Exhibit 99.1

IMAGING DIAGNOSTIC SYSTEMS ANNOUNCES FILING OF 510(k) SUBMISSION TO FDA

Company is Seeking Marketing Clearance for Its CT Laser Mammography System (CTLM®) in the US

Fort Lauderdale, Florida, November 23, 2010—Imaging Diagnostic Systems, Inc., (IDSI) (OTCBB: IMDS) a pioneer in laser breast imaging, announced today that a Premarket Notification 510(k) was submitted on Monday, November 22, 2010, to the United States Food and Drug Administration (FDA).  With this submission, the company moves forward in the process of seeking marketing clearance for its innovative breast imaging device, the CTLM system.

The CTLM system is an innovative breast imaging device intended to aid in the diagnosis of breast cancer in a non-invasive procedure. The patient lies face down comfortably on the scanning bed for approximately 10 minutes until the scan is completed. CTLM uses state-of the-art laser technology and proprietary computed algorithms instead of x-rays and breast compression to create three-dimensional views of the blood supply in the breast.  These images can be used to complement current breast imaging modalities, providing additional information on the nature of breast abnormalities.

“This submission is a significant step toward the realization of our dream of marketing this unique breast imaging device throughout the United States,” stated Linda Grable, CEO of Imaging Diagnostic Systems. “CTLM has the potential to be a significant addition to breast imaging facilities, especially in difficult cases, like patients with dense breasts. We are committed to getting this product to market as quickly as possible, while simultaneously developing strong distribution channels and marketing resources for its launch."

As breast cancer is the most common cancer in women worldwide, the emphasis on breast cancer screening and detection has steadily increased. According to the World Health Organization, survival rates vary widely throughout the world, from more than 80 percent in the United States, Sweden, and Japan, to under 40 percent in poorer countries. In the face of these statistics, along with the benefits that the CTLM system offers to women and their physicians, the system is rapidly gaining international recognition.

Imaging Diagnostic Systems will continue to market the CTLM system and to work with its international clinical sites, where the system has gained approval. The documentation and the data submitted to the FDA will now officially enter the 510(k) review process.

The CTLM system has received certification and licenses European CE marking, CMDCAS Canadian License, China SFDA, UL, ISO 9001:2000, ISO 13485:2003 and FDA export certification.

For more information, visit our website: http://www.imds.com.

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:
Deborah O’Brien
954.257.8940